FOR IMMEDIATE RELEASE

Rockley Photonics Revises Date of First Quarter 2022 Financial Results Release

OXFORD, England, and PASADENA, Calif.— April 26, 2022 — Rockley Photonics (NYSE: RKLY), a global leader in photonics-based health monitoring and communications solutions, today announced that its first quarter 2022 financial results conference call has been rescheduled to after the market close on Thursday, May 12, 2022, to allow additional time to prepare its earnings report. The Company plans to host a conference call that day at 5:00 p.m. Eastern Time to review its financial results and business outlook.
“By revising our earnings date, we expect to be able to share additional information on our earnings call that we are still reviewing; for example, the preliminary results from our human study on hydration and a new product shipment milestone,” said Dr. Andrew Rickman, chairman and chief executive officer of Rockley.
On the upcoming call, the Company plans to discuss the following topics –
•Biotpx healthcare biomarker sensing platform, launched two years early, which includes its wearable band, cloud analytics and AI, and product samples were shipped to multiple customers in the first quarter;
•VitalSpex consumer device samples continue to ship to customers in 2022;
•Timeline for the shipment of its Baseline, including core body temperature, hydration and blood pressure biomarkers, continues to be expected in the second half of 2022;
•Timeline for shipment of its Pro, including alcohol, glucose and lactate, continues to be expected to ship approximately six months after its Baseline; and
•Rockley’s expanded customer base, which includes companies like Medtronic, has made the Company less reliant on any one customer.
The conference call can be accessed by dialing 866-682-6100 from the United States or +1 862-298-0702 internationally, referencing Rockley Photonics. A live webcast and replay of the conference call can be accessed from the investor relations page on Rockley’s website at investors.rockleyphotonics.com. Following the completion of the call through 11:59 p.m. ET on May 19, 2022, a telephone replay will be available by dialing 877-660-6853 from the United States or +1 201-612-7415 internationally with recording access code 13729647.

About Rockley Photonics

A global leader in photonics-based health monitoring and communications solutions, Rockley Photonics is developing a comprehensive range of photonic integrated circuits and associated modules, sensors, and full-stack solutions. From next-generation sensing platforms specifically designed for mobile health monitoring and machine vision to high-speed, high-volume solutions for data communications, Rockley is laying the foundation for a new generation of applications across multiple industries. Rockley believes that photonics will eventually become as pervasive as micro-electronics, and it has developed a platform with the power and flexibility needed to address both mass markets and a wide variety of vertical applications.

Formed in 2013, Rockley is uniquely positioned to support hyper-scale manufacturing and address a multitude of high-volume markets. Rockley has partnered with numerous Tier-1 customers across a diverse range of industries to deliver the complex optical systems required to bring transformational products to market.

To learn more about Rockley, visit rockleyphotonics.com.

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Contact Information

For Rockley

Media
Debra Raine
Rainemakers
Telephone: +1 415-349-7432
Email: rockley-pr@rainemakers.com

Investors
Gwyn Lauber
Rockley Photonics
Telephone: +1 626-995-0001
Email: investors@rockleyphotonics.com